Exhibit 99.1

Immunocore reports fourth quarter and full year 2023 financial results and provides a business update

KIMMTRAK (tebentafusp) net revenues of $67.6 million in Q4 2023 and $238.7 million in 2023; increasing commercial access to KIMMTRAK globally, and pursuing future growth opportunities with two registrational trials in advanced cutaneous melanoma and adjuvant uveal melanoma

Clinical trial collaboration and supply agreement with Bristol Myers Squibb to evaluate IMC-F106C (PRAME HLA-A02) with nivolumab in registrational Phase 3 first-line advanced cutaneous melanoma trial; PRISM-MEL301 trial to start in 1Q 2024

Multiple clinical readouts expected to start in 2Q 2024 for IMC-F106C from Phase 1/2 clinical trial monotherapy and combination arms; CTA/IND submission for IMC-P115C (PRAME HLA-A02 HLE) and
IMC-T119C (PRAME HLA-A24) programs on track for 2024

IMC-R117C, a first-in-class ImmTAC targeting PIWIL1, to begin Phase 1 trial in colorectal and other gastrointestinal cancers in 2H 2024

Data from IMC-M113V Phase 1 clinical trial in people living with HIV expected in 2H 2024

Advancing novel TCR bispecific clinical candidates for autoimmune diseases

Cash and cash equivalents of $442.6 million as of December 31, 2023; subsequent February 2024 Convertible Senior Notes offering adds $389.3 million net proceeds

Conference call today, February 28th at 8:00 AM ET, 1:00 PM GMT

(OXFORDSHIRE, England & CONSHOHOCKEN, Penn. & ROCKVILLE, Md., US, 28 February 2024) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announced its financial results for the fourth quarter and year ended December 31, 2023 and provided a business update.

“In the last 5 years, Immunocore has transformed from a research organization to a revenue-generating, sustainable company,” said Bahija Jallal, CEO of Immunocore. “We look forward to the next 5 years, when we maximize the potential of KIMMTRAK, expect to launch our PRAME ImmTAC therapy, and advance our clinical candidates across oncology, infectious diseases and autoimmune diseases.”

“Throughout the last year, we expanded the reach of KIMMTRAK in metastatic uveal melanoma with additional approvals, launches, and sales growth across all territories,” said Ralph Torbay, Head of Commercial. “We believe KIMMTRAK, the world’s first approved TCR therapy, could benefit thousands more patients and look forward to broadening indications with ongoing late-stage clinical trials in cutaneous and adjuvant uveal melanoma.”

Immunocore Holdings plc, 92 Park Drive, Milton Park, Abingdon, Oxon, OX14 4RY, UK
T: +44 (0)1235 438600  |  www.immunocore.com
Registered in England no: 6456207  |  VAT No. GB 939 6694 55

Full Year and Fourth Quarter 2023 Highlights (including post-period)

Financial Results

Total net product revenue (or “net sales) arising from the sales of KIMMTRAK (tebentafusp) was $67.6 million in the fourth quarter of 2023, of which $49.1 million was generated in the United States, $18.3 million in Europe and $0.2 million in international regions.  For the year ended December 31, 2023, the Company generated net sales from the sale of KIMMTRAK in the amount of $238.7 million, of which $169.8 million was in the United States, $67.6 million in Europe and $1.3 million in international regions.

Research & development expenses for the year 2023 were $163.5 million, compared to $101.9 million for the year 2022. Selling, general and administrative (SG&A) expenses for the year 2023 were $144.5 million, compared to $123.1 million for the year 2022.

Net loss for the fourth quarter of 2023 was $19.7 million compared to a net loss of $30.0 million in the same period in 2022, and full year net loss for 2023 was $55.3 million compared to a full year net loss of $52.5 million in 2022.

The fourth quarter basic and diluted loss per share was $0.40, compared to $0.64 for the fourth quarter of 2022. Basic and diluted loss per share for 2023 was $1.13, compared to $1.15 for 2022.

Cash and cash equivalents at December 31, 2023 were $442.6 million. In February 2024, the Company raised net cash proceeds of $389.3 million from an offering of convertible notes with a six-year term and 2.50% interest rate (Convertible Notes).

KIMMTRAK expansion strategy

KIMMTRAK® (tebentafusp-tebn) for metastatic uveal melanoma

Since the start of the 2024, KIMMTRAK has been launched in two additional countries (Australia and Canada), for a total of 12 launched and 38 approved countries. KIMMTRAK continues to be the standard of care for HLA-A02+ patients with metastatic uveal melanoma (mUM) in all of the countries in which it has been launched. In 2024, the Company plans to reach more patients in the United States, Europe and globally, as it continues to drive global launches and focuses on supporting early patient identification and treatment.

KIMMTRAK Phase 2/3 clinical trial in 2L+ advanced cutaneous melanoma

The Company also continues to enroll patients into a Phase 2/3 clinical trial (TEBE-AM) to investigate the potential of KIMMTRAK in 2L+ advanced cutaneous melanoma. Topline data from the Phase 2 portion of the trial is expected to be available by the fourth quarter of 2024.

KIMMTRAK Phase 3 clinical trial in adjuvant uveal (or ocular) melanoma

In 2023, the Company signed an agreement for a European Organisation for Research and Treatment of Cancer (EORTC)-sponsored trial to study KIMMTRAK as adjuvant therapy for uveal (or ocular) melanoma (ATOM). The Company anticipates that the EORTC will randomize the first patient in the second half of 2024.

PRAME franchise

PRISM-MEL301 – First PRAME Phase 3 clinical trial with IMC-F106C in first-line advanced cutaneous melanoma

In February 2024, the Company entered into a clinical trial collaboration and supply agreement with Bristol Myers Squibb (NYSE:BMY) to investigate Immunocore’s ImmTAC bispecific TCR candidate targeting PRAME HLA-A02, IMC-F106C, in combination with Bristol Myers Squibb’s nivolumab, in first-line advanced cutaneous melanoma. Under the terms of the collaboration, Immunocore will sponsor and fund the registrational Phase 3 clinical trial of IMC-F106C in combination with nivolumab in first-line advanced cutaneous melanoma (PRISM-MEL-301), and Bristol Myers Squibb will provide nivolumab.

In August 2023, the Company announced plans to start a registrational Phase 3 clinical trial with IMC-F106C in first-line advanced cutaneous melanoma (CM). The Company decided to advance IMC-F106C into a Phase 3 first-line CM clinical trial in combination with nivolumab with a primary endpoint of progression-free survival (PFS), based on the Company’s analysis of the ongoing Phase 1 data in previously treated CM which demonstrated monotherapy clinical activity including partial responses (PR), durable tumor reduction, disease control (PR and SD), PFS and circulating tumor DNA (ctDNA) reduction (consistent with prior reported data for IMC-F106C and tebentafusp). Additional rationale includes safety in combination with checkpoints (from the ongoing Phase 1 data and prior experience with tebentafusp) and evidence from across the platform for increased clinical activity in earlier line patients compared to later line. As such, PRISM-MEL-301, the first PRAME Phase 3 clinical trial with IMC-F106C, will randomize patients with HLA-A*02:01-positive, first-line advanced CM to IMC-F106C + nivolumab versus a control arm of either nivolumab or nivolumab + relatlimab, depending on the country where the patient is enrolled. The Company plans to randomize the first patient in this trial in the first quarter of 2024.

Phase 1/2 clinical trial of IMC-F106C targeting PRAME-A02 in multiple solid tumors

In addition to progressing IMC-F106C into a registrational trial in cutaneous melanoma, the Company is continuing to enroll patients in the monotherapy and combination arms of the Phase 1/2 clinical trial across multiple tumor types, including expansion arms for patients with advanced ovarian, non-small cell lung, and endometrial carcinoma. The initial data from the Phase 1 clinical trial of IMC-F106C, the first PRAME x CD3 ImmTAC bispecific protein, was presented at the 2022 European Society for Medical Oncology (ESMO) Congress in September 2022. Durable Response Evaluation Criteria in Solid Tumors (RECIST) responses and reduction in ctDNA were observed across multiple solid tumors. In August 2023, the Company provided an updated analysis of the original 18 melanoma patients (initially presented at ESMO in September 2022), which continued to show promising durability of the clinical activity (range of duration of partial response from 6 months to 17 months). The Company expects to report clinical data from the ongoing monotherapy and combination cohorts throughout 2024 including cutaneous melanoma (expected in Q2 2024), ovarian (expected by Q3 2024), and non-small cell lung carcinoma (expected by Q4 2024).

IMC-P115C (PRAME HLA-A02 Half-Life Extended) & IMC-T119C (PRAME HLA-A24)

The Company is expanding the PRAME franchise with two new PRAME ImmTAC candidates, IMC-P115C (PRAME HLA-A02 HLE) and IMC-T119C (PRAME HLA-A24) for solid tumors, which are both on track for investigational new drug (IND) or clinical trial application (CTA) submissions for IMC-P115C in the middle of 2024 and the fourth quarter of 2024 for IMC-T119C.

IMC-R117C (PIWIL1) for colorectal and other gastrointestinal cancers

The Company has leveraged its proprietary peptide (ImmSPECT) database to validate a novel target, PIWIL1. PIWIL1 is believed to play a role in tumor progression and is expressed across a range of tumors, including colorectal which is historically insensitive to immune checkpoints, as well as other gastrointestinal cancers. PIWIL1 is also reported to be a negative prognostic marker and the Company believes IMC-R117C is the first PIWIL1-targeted immunotherapy. The Company submitted a CTA to regulatory authorities in December 2023, and expects the trial to start in the second half of 2024.

Enrolling ImmTAV candidates for a functional cure in infectious diseases

The Company continues to enroll people living with HIV in the multiple ascending dose (MAD) part of a Phase 1 clinical trial with IMC-M113V, to identify a safe and tolerable dosing schedule. This trial will also test whether IMC-M113V could lead to reduction in the viral reservoir and, after stopping all therapies (antiretroviral therapies and IMC-M113V), delay or prevent HIV rebound (known as functional cure). The MAD part of the trial will enroll up to 28 participants. The Company expects to present a data update from the Phase 1 clinical trial in the second half of 2024.

In 2023, the Company amended the design of the ongoing Phase 1 clinical trial with IMC-I109V for people living with HBV to include HBV-positive hepatocellular carcinoma. The Company continues to enroll patients into the single ascending dose portion of the trial in 2024.

Tissue-specific down modulation of the immune system for autoimmune diseases

The Company is expanding its platform into autoimmune diseases with two first-in-class new bispecific candidates entering the Company’s pipeline. The key differentiator of the ImmTAAI platform is tissue-specific down modulation of the immune system. When tethered to the tissue of interest, the new candidates supress pathogenic T cells via PD1 receptor agonism.

The first candidate, IMC-S118AI (PPIxPD1), is targeted specifically to pancreatic beta cells and is intended for disease-modifying treatment in type 1 diabetes. IMC-S118AI recognizes a peptide from pre-proinsulin presented by HLA-A02 on beta cells coupled with a PD1 agonist effector arm. IMC-S118AI is advancing towards GMP manufacturing in 2024.

The second target is present in the skin and intended to treat inflammatory dermatological diseases.  The candidate is an antigen presenting cell (APC) tethered ImmTAAI and is not HLA restricted (e.g. universal for all populations).

Financial Results

Basic and diluted loss per share was $0.40 and $1.13 for the quarter and year ended December 31, 2023, respectively, as compared to a basic and diluted loss per share of $0.64 and $1.15, respectively, for the same periods in 2022. Net loss for the quarter and year ended December 31, 2023, was $19.7 million and $55.3 million, respectively, as compared to $30.0 million and $52.5 million, respectively, for the same periods in 2022.

For the fourth quarter and year ended December 31, 2023, we generated net sales of $67.6 million and $238.7 million, respectively, due to the sale of KIMMTRAK and tebentafusp, of which $49.1 million and $169.8 million, respectively was in the United States, $18.3 million and $67.6 million, respectively, was in Europe, and $0.2 million and $1.3 million, respectively, was in the international regions. The increase in net sales was due primarily to increased volume in the United States and global country expansion, as we continued our commercialization efforts.

For the fourth quarter and year ended December 31, 2023, our research and development (R&D) expenses were $45.6 million and $163.5 million, respectively as compared to $31.1 million and $101.9 million for the quarter and year ended December 31, 2022. These increases were driven by expenses incurred for our PRAME programs, increases in headcount-related expenses as a result of higher number of employees and associated staff costs, increases related to consumables and facilities costs, and decreased R&D tax credits due to us no longer qualifying as a ‘small and medium enterprise’ (SME) under the UK R&D tax regulations. The Company expects R&D expenses to increase in future periods as the Company advances its trials and further develops clinical and preclinical pipeline candidates.

For the quarter and year ended December 31, 2023, our SG&A expenses were $41.4 million and $144.5 million, respectively, compared to $35.4 million and $123.1 million for the quarter and year ended December 31, 2022. These increases were related to an increase in headcount costs, higher selling and distribution costs following regulatory approval of KIMMTRAK, and costs associated with expansion as a growing publicly listed and commercial company.

Cash and cash equivalents were $442.6 million as of December 31, 2023, as compared to $402.5 million as of December 31, 2022. In February 2024, the Company raised net cash proceeds of $389.3 million from a Convertible Notes offering with a six-year term and 2.50% interest rate. The Company plans to use $50 million from the net proceeds to repay its existing Pharmakon loan by the end of 2024. The Company estimates Pro Forma for the net cash proceeds from the Convertible Notes offering in February 2024, and the Pharmakon loan repayment, its cash and cash equivalents at year-end 2023, were approximately $782 million.

As of December 31, 2023, the Company no longer qualified as a foreign private issuer for U.S. publicly company reporting purposes. Effective January 1, 2024, it now files periodic reports on U.S. domestic filer forms with the Securities and Exchange Commission (SEC) and comply with other rules as required, including but not limited to presenting its financial results in press releases and Annual Report on Form 10-K in accordance with U.S. GAAP, with such change being applied retrospectively. See the Company’s Annual Report on Form 10-K filed today with the SEC for more information.

Audio Webcast

Immunocore will host a conference call today, February 28, 2024 at 8:00 A.M. ET/ 1:00 PM GMT, to discuss the fourth quarter and full year 2023 financial results and provide a business update. The call will also be available via webcast by visiting the Events & Presentations section on Immunocore’s website. A replay of this webcast will be available for 30 days.

Conference Call Details:
U.S. (toll-free): 877-405-1239
International (toll): +1 201-389-0851
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About ImmTAC® molecules for cancer
Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV molecules and infectious diseases
ImmTAV (Immune mobilising monoclonal TCRs Against Virus) molecules are novel bispecifics that, like ImmTAC (Immune mobilising monoclonal TCRs Against Cancer) molecules, are designed to enable the immune system to recognize and eliminate virally infected cells.

Immunocore is advancing clinical candidates to cure patients with HIV and hepatitis B virus (HBV). The Company aims to achieve sustained control of HIV after patients stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’. For the treatment of HBV, the Company aims to achieve sustained loss of circulating viral antigens and markers of viral replication after stopping medication for people living with chronic HBV.

About ImmTAAI molecules and autoimmune diseases
ImmTAAI (Immune mobilising monoclonal TCRs Against Autoimmune) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates supress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune conditions, including Type 1 Diabetes and inflammatory dermatological diseases.

About PRISM-MEL301 – Phase 3 trial with IMC-F106C (PRAMExCD3) in 1L advanced cutaneous melanoma
The Phase 3 registrational trial will randomize patients with previously untreated, HLA-A*02:01-positive, advanced melanoma to IMC-F106C + nivolumab versus nivolumab or nivolumab + relatlimab, depending on the country where the patient is enrolled. The study will initially randomize to three arms: two IMC-F106C dose regimens (40 mcg and 160 mcg) and control arm and will discontinue one of the IMC-F106C dose regimens after an initial review of the first 60 patients randomized to the two experimental arms (90 patients randomized total). The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the IMC-F106C-101 Phase 1/2 trial
IMC-F106C-101 is a first-in-human, Phase 1/2 dose escalation trial in patients with multiple solid tumor cancers including non-small cell lung cancer (NSCLC), small-cell lung cancer (SCLC), endometrial, ovarian, cutaneous melanoma, and breast cancers. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C, a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen. The Company has initiated patient enrollment into four expansion arms in cutaneous melanoma, ovarian, NSCLC, and endometrial carcinomas. The IMC-F106C-101 trial is adaptive and includes the option for Phase 2 expansion, allowing for approximately 100 patients treated per tumor type in the Phase 1 and 2 expansion arms. Dose escalation continues in additional solid tumors as well as plans for combination arms with standards-of-care, including checkpoint inhibitors, chemotherapy, and tebentafusp.

About TEBE-AM - Phase 2/3 trial with tebentafusp (gp100xCD3) in second-line or later cutaneous melanoma
The trial is randomizing patients with second-line or later cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients will be randomized to one of three arms including tebentafusp, as monotherapy or in combination with an anti-PD1, and a control arm. The Phase 2 portion of the trial will include 40 patients per arm.

About the ATOM Phase 3 trial
The EORTC-led Phase 3 clinical trial will include sites in 10 EU countries and the United States and will randomize patients with HLA-A*02:01-positive high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The trial is expected to enroll a total of 290 patients who will be randomized 1:1 to one of two arms: KIMMTRAK as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include the comparison of the health-related quality of life between the treatment arms and the evaluation of the role of circulating tumor DNA as a biomarker for the presence of residual disease.

About Uveal Melanoma
Uveal melanoma is a rare and aggressive form of melanoma, which affects the eye. Although it is the most common primary intraocular malignancy in adults, the diagnosis is rare, and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK.

About KIMMTRAK®
KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform designed to redirect and activate T cells to recognise and kill tumour cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity
KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect
Immunocore is committed to helping patients who need KIMMTRAK obtain access via our KIMMTRAKConnect program. The program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore
Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune, and infectious disease. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including five clinical stage programs in oncology and infectious disease, advanced pre-clinical programs in autoimmune disease and multiple earlier pre-clinical programs. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the commercial performance of KIMMTRAK, including expanded access to KIMMTRAK to more patients in the United States, Europe and globally; the potential benefits and advantages KIMMTRAK will provide for patients, including its potential for expansion into other indications such as cutaneous and adjuvant uveal melanoma; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, funding, and results of the Company’s existing and planned clinical trials, those of the Company’s collaboration partners or the combined clinical trials with the Company’s collaboration partners; statements regarding the benefits of the Company’s collaboration with Bristol-Meyers Squibb; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the Company’s goals to develop and commercialize product candidates based on its KIMMTRAK platform alone or with collaboration partners; the expected submission of investigational new drug applications or clinical trial applications; the potential regulatory approval, expected clinical benefits and availability of the Company’s product candidates; the use of proceeds from the Convertible Notes offering; and the Company’s expectations regarding its cash runway. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; Immunocore’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products, including as a result of health epidemics or pandemics, war in Ukraine, the conflict between Hamas and Israel, or global geopolitical tension; Immunocore’s ability to obtain and maintain regulatory approval of its product candidates, including KIMMTRAK; Immunocore’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; Immunocore’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; Immunocore’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict between Hamas and Israel, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements, including the risk that Immunocore may not realize the anticipated benefits of its collaboration with Bristol Myers Squibb. These and other risks and uncertainties are described in greater detail in the section titled “Risk Factors” in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on February 28, 2024, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

CONTACT:
Immunocore
Sébastien Desprez, Head of Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow on Twitter: @Immunocore

Investor Relations
Clayton Robertson, Head of Investor Relations
T: +1 215-384-4781
E: ir@immunocore.com

Immunocore Holdings PLC
Consolidated Statement of Operations
Comparison of the Years ended December 31, 2023 and 2022
$’000

	Quarter Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Product revenue	$67,592	$51,506	$238,735	$130,013
Pre-product revenue		(1,084)	-	10,674
Total revenue from sale of therapies	67,592	50,422	238,735	140,687
Collaboration revenue	2,570	6,890	10,693	33,674
Total revenue	70,162	57,312	249,428	174,361
Cost of product revenue	(200)	(131)	(1,037)	(1,089)
Research and development costs	(45,565)	(31,144)	(163,545)	(101,921)
Selling, general, & administrative exps	(41,449)	(35,392)	(144,495)	(123,059)
Operating loss	(17,052)	(9,355)	(59,649)	(51,708)
Interest income	5,439	2,916	17,986	3,756
Interest expense	(1,308)	(1,518)	(5,154)	(5,409)
Foreign currency (loss) gain	(12,529)	(14,206)	(13,176)	14,157
Other expense, net	(191)	(1,686)	(897)	(1,679)
Net loss before income taxes	(25,641)	(23,849)	(60,890)	(40,883)
Income tax credit/(expense)	5,911	(6,172)	5,603	(11,660)
Net loss	$(19,730)	$(30,021)	$(55,287)	$(52,543)

Net loss per share	$(0.40)	$(0.63)	$(1.13)	$(1.15)

Basic weighted average number of shares	49,533,622	48,000,101	48,888,975	45,714,923

Consolidated Balance Sheets
As of December 31,
$'000

	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$442,626	$402,472
Accounts receivable, net	52,093	33,584
Prepaid expenses and other current assets	29,600	37,229
Inventory	4,501	692
Total current assets	528,820	473,977
Property, plant and equipment, net	9,215	7,833
Operating lease, right of use assets, net	33,520	30,944
Deferred tax assets, net	10,973	5,121
Other non-current assets	14,473	8,887
Total assets	$597,001	$526,762

Liabilities and shareholders’ equity
Current liabilities
Accounts payables	$17,798	$14,450
Accrued expenses & other current liabilities	119,835	76,747
Deferred revenue, current	-	7,756
Operating lease liabilities, current	1,388	1,882
Total current liabilities	139,021	100,835
Accrued expenses, non-current	978	2,215
Deferred revenue, non-current	5,515	5,242
Operating lease liabilities, non-current	34,633	31,760
Interest-bearing loans and borrowings	48,011	47,807
Total liabilities	228,158	187,859

Shareholders' equity
Common stock	134	129
Deferred stock	1	1
Additional paid-in capital	1,149,643	1,082,833
Accumulated deficit	(744,674)	(689,387)
Accumulated other comprehensive income	(36,261)	(54,673)
Total shareholders' equity	368,843	338,903
Total liabilities and shareholders' equity	$597,001	$526,762

Summary Consolidated Statement of Cash Flows For the Years Ended December 31,
$’000

	2023	2022

Cash and cash equivalents, beg of year	$402,472	$321,082
Net cash provided by (used in) operating activities	2,940	(49,209)
Net cash (used in) investing activities	(5,425)	(2,197)
Net cash provided by financing activities	34,346	145,442
Net foreign exchange difference on cash held	8,293	(12,646)
Cash and cash equivalents, end of year	$442,626	$402,472